---------------------------------------
                                                           OMB APPROVAL
                                         ---------------------------------------
                                              OMB Number:              3235-0058
                                              Expires:            March 31, 2006
                                                        Estimated average burden
                                              Hours per form................2.50
                                         ---------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                         ---------------------------------------
                                              SEC FILE NUMBER:         000-50888
                                              CUSIP NUMBER:          00768M 10 3
                                         ---------------------------------------

                           NOTIFICATION OF LATE FILING

(Check One): |X|Form 10-K and Form 10-KSB  |_| Form 11-K  |_| Form 20-F
             |_| Form 10-Q and Form 10-QSB |_| Form N-SAR

                  For Period Ended: March 31, 2006
                                    --------------
                  [x] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________________

--------------------------------------------------------------------------------
  Read Instructions (on back page) Before Preparing Form. Please Print or Type.
              Nothing in this form shall be construed to imply that
          the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I - REGISTRANT INFORMATION

                          AEROGROW INTERNATIONAL, INC.
                          ----------------------------
                             Full Name of Registrant


                            -------------------------
                            Former Name if Applicable

                           900 28th Street, Suite 201
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                             Boulder, Colorado 80303
                            ------------------------
                            City, State and Zip Code

                       PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|
              (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 was unable to be completed in time without unreasonable effort and expense to the Company because the Company staff was unable to accurately and completely compile the financial information required to be included in the Form 10-KSB concerning several accounting issues.

                           PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification
              Mitchell B. Rubin             (303)               444-7755
              -----------------             -----               --------
                   (Name)                (Area Code)       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)
                                                         |X| Yes |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                          AEROGROW INTERNATIONAL, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 29, 2006                      By: /s/ Mitchell B. Rubin
                                              ----------------------------------
                                              Mitchell B. Rubin, Chief Financial
                                              Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
--------------------------------------------------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------